Exhibit 3.1

Delaware The First State Page 1 5976896 8100 SR# 20254806274 You may verify this certificate online at corp.delaware.gov/authver.shtml Authentication: 205553134 Date: 12 - 09 - 25 I, CHARUNI PATIBANDA - SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF “TIVIC HEALTH SYSTEMS, INC.”, FILED IN THIS OFFICE ON THE NINTH DAY OF DECEMBER, A.D. 2025, AT 11:54 O`CLOCK A.M.

St at e of Delaware Sec re t ary of S tat e Divi s i o n of Corporati o n s Delivered 11 : 54AM12 / 09 / 2025 FILED 11:54 AM12 / 09 n 025 SR 202548062 7 4 - File N umber 59 7 6896 TIVIC HEALTH SYSTEMS, INC. CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES C NON - VOTING CONVERTIBLE PREFERRED STOCK Pursuant to Section 151 of the General Corporation Law of the State of Delaware THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Tivic Health Systems , Inc . , a Delaware corporation (the "Corporation") , that the following resolution was duly adopted b y the Board of Directors of the Corporation (the "Board of Directors"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), via unanimous written consent on December 9 , 2025 , which resolution provides for the creation of a series of the Corporation's Preferred Stock, par value $ 0 . 0001 pe r share, which is designated as "Series C Non - Voting Convertible Preferred Stock,'' with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation . WHEREAS : the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation") , provides for a class of its authorized stock known a s Preferr e d Stock, consisti n g of 10 , 000 , 000 shares, $ 0 . 0001 par value per share (the "Preferred Stock"), issuable from time to time in one or more series . RESOLVED : that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock of theCorporation be, and hereby is authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of 75 , 000 share s o f "Seri e s C Non - Voting Convertible Preferred Stock'' pur s uant to the terms of the Securities Purchase Agreement, dated as of the d a te hereof, by and among the Corporation and the initial Holders (as defined below) (th e "Purchase Agreement') a n d ( iii) th e Bo a rd of Directors hereby fixes the designations, powers, preferences and relative, participating, optional or o ther special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to an y provisions set forth in the Certificate of Incorporation that are applicable to the Pr e ferred Stock of all classes and series, as follows : TERMS OF SERIES C NON - VOTING CONVERTIBLE PREFERRED STOCK 1. Definitions. For the purposes hereof, the following terms shall have the following meanings: "Business Day " means a ny day other th a n a Saturday, S unday or other day on which b an ks i n New York , NY, are authorized or obligated by Law to be closed . "Closing Sale Price" m e an s , for any security a s of any date , the l a st clo s in g trade price for s u c h secu r i t y immediately prior to 4 : 00 p . m . , New York City time, on the principal T rading Market w her e suc h security is list e d or traded, as reported by Bloomberg, L . P . (or an equivalent, reliable reporting servic e ) , or if the foregoing do not appl y, the last trade price of such security in the over - the - counter market on the electronic bull e tin board for such security a s r e ported by Bloomb e rg , L . P . , or, ifno la st trade price i s rep o rt e d forsuch se c uri t y by Bloomb e rg, L . P . , th e average of the bid prices of any market makers for such security a s reported on the OTC Pink Market by OTC Markets Group, Inc . If the Closing Sale Price cannot be calculated for a securit y on a parti c ular date on any of the fore g oin g bases , the Clo s ing S a le Price of such security on such date s h a ll be the fair market v alu e a s determined ingood faithby theBoard of Directors of the Corporation . "Commission " means t he Un i ted S tate s S ecuritie s a nd Ex chan g e Co mmi s si o n . "Common Stock " m ea n s t h e C orpora t ion' s c ommon st o c k , par v alu e $ 0 . 00 0 1 p e r s h a re , and stoc k o f any other class of s ecurit i es into wh i ch s uch s ecuri t i e s m a y h e reafte r b e r e c l as sifi e d o r chang e d .

"Common Stock Equivale 11 ts" means any securities of the Corporation or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock . "Conversion Date" means the date a Holder delivers a Notice of Conversion to the Corporation pursuant to Section 6 (a) or Section 6 (b) . "Conversion Shares" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof . "Effective Date" means the date that the Registration Statement is declared effective by the Commission. "Exchange Acf' means the Securities Exchange Act of 1934, as amended. "Fixed Conversion Price" means $ 2 . 2310 , subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Original Issue Date . "Holder" means a holder of shares of Series C Preferred Stock. "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind . "Principal Market" means the Nasdaq Capital Market. "Registration Statement" means a registration statement that registers the resale of Conversion Shares of the Holders, who shall be named as "se 11 ing stockholders" therein and meets the requirements of the Purchase Agreement . "Stated Value" shall mean $ I , 080 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Original Issue Date with respect to the shares of Series C Preferred Stock . "Trading Day" means a day on which the principal Trading Market is open for business. "Trading Markef' means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question : the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, OTC Markets or the New York Stock Exchange (or any successors to any of the foregoing) . 2. Designation, Amount and Par Value . The series of Preferred Stock shall be designated as the Corporation's Series C Non - Voting Convertible Preferred Stock (the "Series C Preferred Stock") and the number of shares so designated shall be 75 , 000 . Each share of Series C Preferred Stock shall have a par value of $ 0 . 0001 per share . 3. Dividends . From and after the issuance date of the applicable shares of Series C Preferred Stock (the "Original Issue Date"), each Holder shall be entitled to receive dividends ("Dividends"), which Dividends shall be computed on the basis of a 360 - day year and the actual number of days elapsed in each month and shall be payable in arrears on the first Trading Day of each calendar quarter (each, an "Dividend Date") with the first Dividend Date being the first Trading Day of the initial calendar quarter commencing after the Original Issue Date . (a) Out of funds legally available for the payment of dividends or as otherwise legally permitted, at all times in accordance with restrictions set forth under California and Delaware law, dividends shall be payable on each Dividend Date, to each record holder of Series C Preferred Stock on the applicable Dividend Date, by (i) adding the 2 amount of Dividends payable on such Dividend Date to the aggregate Stated Value of such Holder's shares of Series C Preferred Stock ("PIK Dividends") on the applicable Dividend Date or (ii) paying a combination of cash ("Cash Dividends") and PIK Dividends . The Corporation shall deliver a written notice (each, an "Dividend Election Notice") to each Holder of the Series C Preferred Stock on or prior to the fifth ( 5 th) Trading Day immediately prior to the applicable Dividend Date (each . an "Dividend Notice Due Date") (the date such notice is delivered to all of the Holders, the "Dividend Notice Date") which notice either (A) confirms that the Dividend to be paid on such Dividend Date shall be paid entirely in cash or (BJ elects to effect a PIK Dividend or a combination of Cash Dividends and PIK Dividends and specifies the amount of Dividend that shall be a Cash Dividend and the amount of Dividend, if any, that shall be a PIK Dividend . Notwithstanding the foregoing, until such time as the Corporation notifies each Holder of a change in such election, the Dividend payments hereunder shall be paid as PIK Dividends . In the event the Corporation elects to change such election to a Cash Dividend or combination of Cash Dividends and PIK Dividends, in accordance with the provisions above, the Corporation shall notify the Holder prior to the fifth ( 5 th) Trading Day immediately prior to the applicable Dividend Date on which the Corporation elects to make a Dividend payment hereunder as a Cash Dividend or a combination of Cash Dividends and PIK Dividends . (b) Prior to the payment of Dividends on a Dividend Date, Dividends on the Series C Preferred Stock shall accrue at the at the rate of six percent ( 6% ) per annum on the Stated Value of each share of Series C Preferred Stock and be payable, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation in accordance with Section 5 , by way of inclusion of the Dividends in the amount of conversion on each Conversion Date in accordance with Section 6 or upon any redemption in accordance with Section 7 , subject at all times to and except as may be restricted by California or Delaware law . 4. Voting Rights; Protective Provisions. (a) Voting Rights . Excep t as otherwise provided herein or as otherwise required by the DGCL, the Serie s C Preferred Stock shall hav e no voting rights . However, as long as any share s of Serie s C Preferred Stock are outstanding, the Corporation shall not, without the affmnative vote of the Holders of a majority of the then outstanding share s of the Serie s C Preferred Stock : (i) alter or change adversely the powers, preferences or rights given to the Serie s C Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Amended and Restated Bylaws of the Corporation, or fil e any articles of amendment, certificate of designations, preferences, limitations and relativ e right s of any series of Preferred Stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Serie s C Preferred Stock, regardless of whether any of the foregoing action s shall be by mean s of amendment to the Certificate of Incorporation or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further share s of Serie s C Preferred Stock other than pursuant to the Purchase Agreement or increase or decrease (other than by conversion) the number of authorized share s of Series C Preferred Stock or (iii) enter into any agreement with respect to any of the foregoing . Holders of share s of Common Stock acquired upon the conversion of share s of Serie s C Preferred Stock shall be entitled to the same voting rights as each other Holder of Common Stock, except that such Holders may not vote such share s upon the proposal for Stockholder Approval (as defined below) in accordance with Rule 5635 of the listing rules of The Nasdaq Stock MarketLLC . (b) Right to Appoint Directors . Commencing on the 12 - month anniversary of the date of the Purchase Agreement, if, for two consecutive fiscal quarters, the Corporation's net monthly cash bum as approved by the Board of Directors (the "Maximum Cash Burn"), measured as the average net cash burn over any rolling three - month period, calculated as cash outflows less cash inflows in accordance with GAAP and consistent with past practice materially exceeds the Maximum Cash Bum by more than fifteen percent ( 15% ), excluding the impact of (A) Board approved strategic investments, acquisitions, or restructuring charges, (B) force majeure, pandemics, natural disasters, material changes in law, or other events of macroeconomic disruption outside the Corporation's reasonable control, (C) changes in accounting policies required by applicable standards, and (DJ non - recurring or extraordinary items (an "Underperformance Condition"), then the Holders, voting exclusively as a separate class, shall have the right to appoint one (I) director to the Board of Directors . In addition, if such Underperfonnance Condition persists for an additional consecutive fiscal quarter thereafter, then the Holders, voting exclusively as a separate class, shall have the right to appoint one (I) additional director to the Board of Directors . 3

(i) Notice; Qualifications. To exercise the foregoing right, the Holders shall provide written notice to the Corporation within thirty (30) days following filing of the Corporation's quarterly financial statements for the second consecutive quarter evidencing such Underperformance Condition. Each proposed appointee shall be reasonably acceptable to the Nominations and Corporate Governance Committee (or, if none, the Board), acting in good faith, meet customary independence and qualification standards, and comply with the Corporation's policies applicable to directors. The Corporation shall include the appointee in its slate or take action to fill a vacancy, as applicable, subject to fiduciary duties.

(ii) Cure; Sunset. If, prior to the appointment becoming effective, the Corporation demonstrates that performance has returned to within ten percent (10%) of Maximum Cash Burn (applying the exclusions above), the appointment right shall not be exercisable with respect to such period. Any director appointed pursuant to this Section shall automatically resign upon the earlier of (A) the Corporation achieving performance within ten percent (10%) of Budget for two consecutive fiscal quarters, (B) twenty four (24) months following such appointment, or (C) the termination events set forth in subsection (iii) below.

(iii) Termination. The rights set forth herein shall terminate upon the earliest of (A) the conversion of all outstanding shares of Series C Preferred Stock, (B) the consummation of a Fundamental Transaction, or (C) the written agreement of the Corporation and the holders of a majority of the then outstanding shares of Series C Preferred Stock.

(iv) Annual Reset. The Maximum Cash Burn threshold shall be reviewed and, if appropriate, adjusted annually in good faith as part of the Board approved annual budget process to reflect the Corporation's operating plan, macroeconomic conditions, and financing outlook.

(c) Key Person. While at least 1,200 shares of Series C Preferred Stock remain outstanding, the Corporation shall cause Jennifer Ernst (the "Key Person") to devote substantially all of her business time to the business and affairs of the Corporation. Notwithstanding the foregoing, nothing herein shall require the Board of Directors to take or refrain from taking any action that would violate applicable law or constitute a breach of its fiduciary duties to the Corporation.

(d) Any vote or action required or permitted under this Section 4 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by Holders representing a majority of the outstanding shares of Series C Preferred Stock.

5. Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of shares of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of shares of Common Stock and any other class or series of capital stock of the Corporation, an amount per share equal to the greater of (i) the Stated Value plus all accrued and unpaid Dividends thereon or (ii) the amount that such holder would receive if such holder converted all of its shares of Series C Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or winding up. If, upon any such liquidation, dissolution or winding up, the assets and funds available for distribution among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount aforesaid, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of shares of Series C Preferred Stock in proportion to the amount that each such holder is entitled to receive. After the payment of the full amount of the liquidation preference to which they are entitled, the holders of Series C Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation or entity, or the sale or transfer of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5.

6. Conversion. The holders of Series C Preferred Stock shall have the following conversion rights:

(a) Fixed Price Conversion. At any time after the Original Issue Date, each holder of shares of Series C Preferred Stock shall have the right, at such holder's option, to convert any or all of the shares of Series C Preferred Stock held by such holder into fully paid and nonassessable shares of Common Stock at the Fixed Conversion Price. The number of shares of Common Stock issuable pursuant to this Section 6(a) upon conversion of each share of Series

4

C Preferred Stock shall be equal to the quotient obtained by dividing (i) the Stated Value of such share of Series C Preferred Stock plus all accrued and unpaid Dividends thereon by (ii) the Fixed Conversion Price in effect on the Conversion Date. Such conversion shall be effected by the surrender of the certificate or certificates representing the shares of Series C Preferred Stock to be converted, duly endorsed or assigned in blank to the Corporation or in such other form as the Corporation may reasonably require, at the principal office of the Corporation or the office of the transfer agent for the Series C Preferred Stock, accompanied by written notice of conversion in the form attached as **Annex A** hereto (the "***Notice of Conversion***") specifying the number of shares of Series C Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation may lower the Fixed Conversion Price at any time and from time to time after the date hereof.

(b) Variable Price Conversion. At any time after the Original Issue Date, each holder of shares of Series C Preferred Stock shall have the right, at such holder's option, to convert any or all of the shares of Series C Preferred Stock held by such holder into fully paid and nonassessable shares of Common Stock at the Variable Conversion Price (as defined below). The number of shares of Common Stock issuable pursuant to this Section 6(b) upon conversion of each share of Series C Preferred Stock shall be equal to the quotient obtained by dividing (i) the Stated Value of such share of Series C Preferred Stock plus all accrued and unpaid Dividends thereon by (ii) the Variable Conversion Price in effect on the Conversion Date. Such conversion shall be effected by the surrender of the certificate or certificates representing the shares of Series C Preferred Stock to be converted, duly endorsed or assigned in blank to the Corporation or in such other form as the Corporation may reasonably require, at the principal office of the Corporation or the office of the transfer agent for the Series C Preferred Stock, accompanied by a Notice of Conversion specifying the number of shares of Series C Preferred Stock to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. "***Variable Conversion Price***" means, with respect to any Conversion Date, 93% of the lowest volume-weighted average price (the "***VWAP***") of the Common Stock on the Nasdaq Stock Market (or such other national securities exchange on which the Common Stock is then listed) for the five (5) Trading Days immediately preceding the Conversion Date. Notwithstanding the foregoing, the Variable Conversion Price shall not be lower than $0.45 per share (the "***Floor Price***"), subject to adjustment as provided herein. If the Corporation issues any shares of Preferred Stock at any time, other than as contemplated in the Purchase Agreement, while any shares of Series C Preferred Stock are outstanding, the Fixed Conversion Price of all outstanding shares of Series C Preferred Stock shall be adjusted to the lowest conversion price of any such newly issued shares of Preferred Stock. In the event that the Variable Conversion Price would be less than the Floor Price in connection with a conversion pursuant to this Section 6(b), then in addition to the issuance of Conversion Shares (which issuance shall be at the Floor Price), the Corporation shall, at its election, either (i) obtain approval from the Board of Directors within fifteen (15) days of the applicable conversion to lower the Floor Price to an amount acceptable to the Holders at their sole discretion, or (ii) pay to each converting Holder cash as a true-up, to be delivered within three (3) Business Days by wire transfer of immediately available funds pursuant to wire instructions delivered to the Corporation by such Holder in writing, in an amount equal to the product obtained by multiplying (A) the higher of (I) the highest price that the Common Stock trades at on the Principal Market on the Trading Day immediately preceding the relevant conversion date and (II) the applicable Variable Conversion Price and (B) the difference obtained by subtracting (I) the number of shares of Common Stock delivered (or to be delivered) to the Holder with respect to such conversion from (II) the quotient obtained by dividing (x) the applicable Variable Conversion Amount, by (y) the applicable Variable Conversion Price without giving effect to the Floor Price. "***Variable Conversion Amount***" means, with respect to a conversion effected pursuant to this Section 6(b), an amount equal to the product of (i) the aggregate Stated Value of the shares of Series C Preferred Stock subject to the conversion plus all accrued and unpaid Dividends thereon, multiplied by (ii) the number of shares of Series C Preferred Stock subject to the conversion.

(c) Mechanics of Conversion.

(i) *Delivery of Conversion Shares Upon Conversion*. Not later than one (1) Trading Day after each Conversion Date (the "***Share Delivery Date***"), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of shares of Series C Preferred Stock, which Conversion Shares (A) prior to the Effective Date, shall bear a restrictive legend and trading restrictions, and (B) on or after the Effective Date, shall be free of restrictive legends and trading restrictions. Conversion Shares that are not subject to restrictive legend and trading restrictions shall be delivered electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

5

(ii) Failure to Deliver Conversion Shares . If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series C Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion . (iii) Obligation Absolute . The Corporation's obligation to issue and deliver the Conversion Shares upon conversion of shares of Series C Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares ; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder . In the event a Holder shall elect to convert any or all of the Stated Value of its Series C Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged i n any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series C Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 100 % of the Stated Value of Series C Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment . In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion . If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6 (c)(i) on the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $ 1 , 000 of Stated Value plus all accrued and unpaid Dividends of shares of Series C Preferred Stock being converted, $ 10 per Trading Day (increasing to $ 20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after the first Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion . Nothing herein shall limit a Holder's right to pursue actual damages for the Corporation's failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at la w or in equity including, without limitation, a decree of specific performance and/or injunctive relief . The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law . (iv) Compensation for Buy - In on Failure to Timely Deliver Conversion Shares Upon Conversion . In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6 (c)(i) and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder's brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy - In"), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, bywhich (x) such Holder's total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (I) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series C Preferred Stock equal to the number of shares of Series C Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6 (c)(i) . For example, if a Holder purchases shares of Common Stock having a total purchase price of $ 11 , 000 to cover a Buy - In with respect to an attempted conversion of shares of Series C Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $ 10 , 000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to 6 pay such Holder $ 1 , 000 . The Holder shall provide the Corporation written notice indicating the amount s payabl e to such Holder in respect of the Buy - In and, upon request of the Corporation, evidence of the amoun t of such loss . Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at la w or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver Conversion Shares upon conversion of the share s of Serie s C Preferred Stock as required pursuant to the terms hereof . (d) Beneficial Ownership Limitation . Notwithstanding anything herein to the contrary, a Holder shall not have the right to convert any portion of its shares of Series C Preferred Stock pursuant to Section 6 (a), to the extent that, after giving effect to such attempted conversion set forth on an applicable Notice of Conversion, such Holder (or any of such Holder's affiliates or any other Person who would be a beneficial owner of Common Stock beneficially owned by the Holder for purposes of Section 13 (d) or Section 16 of the Exchange Act and the applicable rules and regulations of the Commission, including any "group'' of which the Holder is a member (the foregoing, ·'Attribution Parties")) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation . For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted shares of Series C Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to and would exceed a limitation on conversion or exercise similar to the limitation contained herein . Except as set forth in the preceding sentence, for purposes of this Section 6 (d), beneficial ownership shall be calculated in accordance with Section 13 (d) of the Exchange Act and the applicable rules and regulations of the Commission, and the terms '"beneficial ownership" and "beneficially own" have the meanings ascribed to such tenns therein . In addition, for purposes hereof, "group" has the meaning set forth in Section 13 (d) of the Exchange Act and the applicable rules and regulations of the Commission . For purposes of this Section 6 (d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following : (A) the Corporation's most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission, or (C) a more recent notice by the Corporation or the Corporation's transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding . Upon the written request of a Holder (which may be by email), the Corporation shall, within two (2) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding . In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series C Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder . The "Beneficial Ownership Limitation'' shall initially be set at 4 . 9 % for each Holder and its Attribution Parties and may be adjusted at the discretion of the Holder to a percentage between 4 . 9 % and 9 . 9 % of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion, to the extent perrnitted by this Section 6 (d) . The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation . Notwithstanding the foregoing, by written notice to the Corporation, (i) which will not be effective until the sixty - first ( 61 st) day after such written notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed 9 . 9% , to the extent then applicable and (ii) which will be effective immediately after such notice is delivered to the Corporation, the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage (but in no event less than 4 . 9% ) provided that such decrease shall not become effective until the later of(x) 5 : 00 p . m . Eastern time on the third Business Day after the date of the Stockholder Approval and (y) if Stockholder Approval is not obtained within six months after the initial issuance of the Series C Preferred Stock, the date that is three Business Days after the date that is six months after the initial issuance of the Series C Preferred Stock . Upon such a change by a Holder of the Beneficial Ownership Limitation, not to exceed 9 . 9% , the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 6 (d) . Notwithstanding the foregoing, at any time following notice of a Fundamental Transaction, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation . The provisions of this Section 6 (d) shall be 7 construed, corrected and implemented i n a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the shares of Common Stock underlying the securitie s in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13 (d) or Rule 16 a - l(a)(I) of the Exchange Act . (e) Principal Market Regulation . The Corporation shall not issue any shares of Common Stock upon conversion of any shares of Series C Preferred Stock or otherwise pursuant to the terms of this Certificate of Designation if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Corporation may issue upon conversion of the shares of Series C Preferred Stock without breaching the Corporation's obligations under the rules and regulations the listing rules of the Principal Market (the maximum number of shares of Common Stock which may be issued without violating such rules and regulations, the "Exchange Cap"), except that such limitation shall not apply in the event that the Corporation obtains the approval of its stockholders as required by the applicable rules and regulations of the Principal Market for issuances of shares of Common Stock in excess of such amount . Until such approval is obtained, no Holder shall be issued in the aggregate, upon conversion of any shares of Series C Preferred Stock, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap as of the Original Issue Date multiplied by (ii) the quotient of (l) the aggregate number of shares of Series C Preferred Stock issued to such Holder on the Original Issue Date, divided by (2) the aggregate number of shares of Series C Preferred Stock outstanding as of the Original Issue Date (with respect to each Holder, the "Exchange Cap Alwcation") . In the event that any Holder shall sell or otherwise transfer any of such Holder's shares of Series C Preferred Stock, the transferee shall be allocated a pro rata portion of such Holder's Exchange Cap Allocation with respect to such portion of such shares of Series C Preferred Stock so transferred, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation so allocated to such transferee . (f) Conversion Adjustments . The Fixed Conversion Price, the Variable Conversion Price and the Floor Price shall be subject to adjustment from time to time as follows : (i) Stock Dividends and Splits . If the Corporation, at any time while share s of Serie s C Preferred Stock are outstanding, (A) pay s a stock dividend or otherwise make s a distribution or distribution s on shares of its Common Stock or any other equity or equity equivalent securities payabl e in share s of Common Stock (which, for avoidance of doubt, shall not includ e any shares of Common Stock issued by the Corporation upon conversion of or payment of Dividend s on the Serie s C Preferred Stock), (BJ subdivide s outstanding share s of Common Stock into a larger number of shares, (CJ combine s (including by way of reverse stock split) outstanding share s of Common Stock into a smaller number of shares, or (DJ issue s by reclassification of share s of the Common Stock any shares of capital stock of the Corporation, then in each case the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of share s of Common Stock (excluding treasury shares, ifany) outstanding immediately befor e such event and of which the denominator shall be the number of share s of Common Stock outstanding immediately after such event . Any adjustmen t mad e pursuant to this clause (i) shall become effective immediately after the record dat e for the determination of stockholder s entitled to receive such dividend or distribution and shall become effective immediately after the effective date i n the case of a subdivision, combination or reclassification . (ii) Subsequent Rights Offerings . If at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the "Purchase Rights"), then the Holder of will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder's Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation or Exchange Cap) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder's right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation or Exchange Cap, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation or Exchange Cap) . 8

(iii) Pro Raia Distributions . If the Corporation, at any time while the Series C Preferred Stock is outstanding, disttibutes to all holders of Common Stock (A) evidences of its indebtedness, (B) any security (other than a distribution of Common Stock covered by the preceding clause (i)) or (CJ rights or warrants to subscribe for or purchase any security, or (DJ any other asset (in each case, "Distributed Property"), then in each case the Floor Price shall be adjusted by multiplying the Floor Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP of the Common Stock on the Trading Day immediately following the date of such distribution and of which the numerator shall be such VWAP on such Trading Day less the then fair market value at such record date of the portion of the Distributed Property so distributed applicable to one outstanding share of the Common Stock as determined by the Board in good faith . In either case the adjustments shall be described in a statement provided to the Holders of the Series C Preferred Stock of the portion of the Distributed Property so distributed and the calculation of such adjustments . Such adjustment shall be made whenever any such disttibution is made and shall become effective immediately after the record date mentioned above . (iv) Fundamental Transaction . If, at any time while the Series CPreferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another entity, (BJ the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (CJ any tender offer or exchange offer (whether by the Corporation or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (DJ the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then, upon any subsequent conversion of the Series C Preferred Stock, the holders thereof shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration") . The Corporation shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof, any successor to the Corporation, surviving entity or other person (including any purchaser of assets of the Corporation) shall assume in writing all of the obligations of the Corporation under this Certificate of Designation, in accordance with the provisions of this Certificate of Designation, and shall deliver to each Holder of Series C Preferred Stock a written notice briefly describing the Fundamental Transaction and stating that such successor, surviving entity or other person has assumed such obligations . (v) Calculations . All calculations under this Section 6 (f) shall be made to the nearest cent or the nearest 11100 th of a share, as the case may be . For purposes of this Section 6 (f), the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding . (vi) Notice of Adjustments . Upon the occurrence of each adjustmen t pursuant to this Section 6 (f), the Corporation at its expense will promptly compute such adjustmen t in accordance with the terms of this Certificate ofDesignation and prepare a certificate setting forth such adjustment, including a statemen t of the adjusted Floor Price and the number of share s of Common Stock and other securities or property issuable upon conversion of each share of Serie s C Preferred Stock, at least ten (I OJ day s prior to the record dat e or effective date, as the case may be, of the transaction or event giving rise to such adjustmen t and following the record dat e or effective dat e of such transaction or event . Upon the occurrence of any such record dat e or effective date, the Corporation shall deliver a copy of such certificate to each Holder of Serie s C Preferred Stock at such Holder's last address as shown on the books of the Corporation . (g) Fractional Shares . No fractional shares of Common Stock shall be issued upon conversion of the Series C Preferred Stock . In lieu of any fractional shares to which the Holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price on the Conversion Date . (h) Reservation of Common Stock . The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock ; and if at any time the number of authorized but 9 unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose . (i) Issuance of Certificates . As soon as practicable after the surrender of the certificate or certificates for Series C Preferred Stock and the delivery of the written notice of conversion as aforesaid, the Corporation shall issue and deliver, or cause to be issued and delivered, to the Holder or Holders thereof a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a check or wire transfer in payment of any fractional shares as provided in Section 6 (g) hereof . (j) No Reissuance of Series C Preferred Stock . In the event any shares of Serie s C Preferred Stock shall be converted pursuant to this Section 6 or redeemed pursuant to Section 7 hereof, the share s so converted or redeemed shall be canceled and shall not be issuable by the Corporation . (k) Transfer Taxes . The issuance of certificates for shares of the Common Stock upon conversion of the Series C Preferred Stock shall be made without charge to any Holder for any documentary starup or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a narue other than that of the registered Holder(s) of such shares of Series C Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid . 7. Redemption. (a) Optional Redemption by the Corporation . The Corporation may, at any time and at its sole option, request to redeem all or any portion of the outstanding shares of Series C Preferred Stock at a price per share (the "Redemption Price") equal to the product of (i) 115% , multiplied by (ii) the Stated Value plus all accrued and unpaid Dividends thereon, by delivering a written notice (the "Redemption Notice") to each Holder of shares of Series C Preferred Stock at least 10 Trading Days prior to the date fixed for redemption (the "Redemption Date") . The Redemption Notice shall state (i) the Redemption Date, (ii) the number of shares of Series C Preferred Stock to be redeemed, (iii) the Redemption Price, and (iv) the place where the certificate or certificates for Series C Preferred Stock are to be surrendered for payment of the Redemption Price . During the period from the date of delivery of the Redemption Notice until the Redemption Date, each Holder of Series C Preferred Stock shall have the right to convert such Holder's shares of Series C Preferred Stock into shares of Common Stock in accordance with Section 6 hereof . (b) Optional Redemption upon Future Financing . Upon the closing of any equity or equity - linked financing by the Corporation after the Original Issue Date (a "Subsequent Financing") or any exercise ("Series B Warrant Exercise") of the Corporation·s warrants to purchase share s of Common Stock issued or issuable pursuant to the securities purchase agreement, originally dated Apri l 29 , 2025 and as subsequently assigned and aruended, by and between the Corporation and the party identified as the "Purchaser " thereunder, the Holders shall hav e the right, but not the obligation, to require the Corporation to redeem, out of the proceeds of such Subsequen t Financing or the cash proceeds of any Serie s B Warrant Exercise, up to an aggregate aruount equal to thirty - six percent ( 36% ) of the aggregate aruount of net proceeds raised by the Corporation in the Subsequen t Financing and one hundred percent (I 00% ) of the cash proceeds of any Serie s B Warran t Exercise, (i) outstanding share s of Serie s C Preferred Stock at a price per shar e equa l to the Stated Value plus all accrued and unpaid Dividend s thereon (the "Subsequent Financing Redemption Price") and/or (ii) the Holders' Senior Secured Convertibl e Notes issued by the Corporation on December 9 , 2025 pursuant to Section 8 (e) thereof . A Holder shall exercise such right by delivering a written notic e to the Corporation within five (5) Trading Days after receiving notic e from the Corporation of the terms and condition s of the Subsequen t Financing or after the dat e of any Serie s B Warran t Exercise, specifying the number of share s of Series C Preferred Stock to be redeemed . The Corporation shall redeem such share s of Serie s C Preferred Stock within five (5) Trading Days after receiving such notice from the Holder, by paying the Subsequent Financing Redemption Price in cash . 10

(c) Surrender of Certificates ; Payment of Redemption Price . On or before the applicable Redemption Date, each Holder of share s of Serie s C Preferred Stock to be redeemed on such Redemption Date, unles s such Holder has exercised his, her or its right to convert such shares as provided in Section 6 , shall, if a Holder of shares in certificated form, surrender the certificate or certificates representing such share s (or, if such registered Holder alleges that such certificate ha s been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation agains t any claim that may be mad e agains t the Corporation on account of the alleged loss, thef t or destroction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such share s shall be payabl e to the order of the person whos e nam e appear s on such certificate or certificates as the owner thereof . In the event less than all of the share s of Serie s C Preferred Stock represented by a certificate are redeemed, a ne w certificate, instrument, or book entry representing the unredeemed share s of Serie s C Preferred Stock shall promptly be issued to such Holder . (d) Status of Redeemed Shares . Any shares of Series C Preferred Stock that are redeemed by the Corporation pursuant to this Section 7 shall be canceled and shall not be reissued by the Corporation . 8. Notices . Any and all notices or other communications or deliveries hereunder (including, without limitation, any Redemption Notice ornotice of adjustment) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address specified in the books and records of the Corporation as of the date of such transmission prior to 5 : 30 p . m . (New York City time) on a Trading Day, (ii) the Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address specified in the books and records of the Corporation as of the date of such transmission on a day that is not a Trading Day or later than 5 : 30 p . m . (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next Business Day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, ifby hand delivery . The address for such notices or communications shall be as set forth in the books and records of the Corporation . 9. Miscellaneous . (a) Lost or Mutilated Certificates . Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Series C Preferred Stock, and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the certificate(s), if mutilated, the Corporation shall execute and deliver new certificate(s) of like tenor and date . (b) Waiver . Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be constroed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation . The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation . Any waiver by the Corporation or a Holder must be in writing . (c) Severability . If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances . If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law . (d) Next Business Day . Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day . (e) Headings . The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof . II

(f) Status of Converted or Redeemed Series C Preferred Stock . If any share s of Serie s C Preferred Stock shall be converted, redeemed or reacqnired by the Corporation, such share s shall resume the status of authorized but unissued share s of preferred stock and shall no longer be designated as Serie s C Preferred Stock . *** IN WITNESS WHEREOF, Tivic Health Systems, Inc . has caused this Certificate of Designation of Preferences, Rights and Limitations of Series C Non - Voting Convertible Preferred Stock to be duly executed by its Chief Executive Officer on December 9 , 2025 . TIVIC HEALTH SYSTEMS, INC. By: Name: Title: /s/ Jennifer Ernst Jennifer Ernst Chief Executive Officer 12

ANNEXA NOTICE OF CONVERSION (TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES C NON - VOTING CONVERTIBLE PREFERRED STOCK) Reference is made to the Certificate of Designation of the Certificate of Incorporation of Tivic Health Systems . Inc .. a Delaware corporation (the "Corporation") establishing the terms, preferences and rights of the Series C Non - Voting Convertible Preferred Stock, $ 0 . 0001 par value (the "Series C Preferred Stock") of the Corporation (the "Certificate of Designation") . In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series C Preferred Stock indicated below into shares of common stock, $ 0 . 0001 value per share (the "Common Stock"), of the Corporation, as of the date specified below . Date of Conversion: Aggregate number of shares of Series C Preferred Stock to be converted : Aggregate Stated Value of such shares of Series C Preferred Stock to be converted: Aggregate accrued and unpaid Dividends with respect to such shares of Series C Preferred Stock to be converted: AGGREGATE CONVERSION AMOUNT TO BE CONVERTED: Please confirm the following information: Conversion Price: Number of shares of Common Stock to be issued: Please issue the Common Stock into which the applicable shares of Series C Preferred Stock are being converted to Holder, or for its benefit, as follows: D Check here if requesting delivery as a certificate to the following name and to the following address: Issue to: I

Ƒ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows: Broker No.: Account No.: [HOLDER] By: Name: Title: 2

Delaware The First State Page 1 5976896 8100 SR# 20254826339 You may verify this certificate online at corp.delaware.gov/authver.shtml Authentication: 205572335 Date: 12 - 10 - 25 I, CHARUNI PATIBANDA - SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF “TIVIC HEALTH SYSTEMS, INC.”, FILED IN THIS OFFICE ON THE TENTH DAY OF DECEMBER, A.D. 2025, AT 1:29 O`CLOCK P.M.

TIVIC HEALTH SYSTEMS, INC.
CERTIFICATE OF CORRECTION
OF THE
CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS
OF
SERIES C NON-VOTING CONVERTIBLE PREFERRED STOCK

Pursuant to Section 103(f) of the
General Corporation Law of the State of Delaware

Tivic Health Systems, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law (the "DGCL") of the State of Delaware, does hereby certify that:

1. The name of the Corporation is Tivic Health Systems, Inc.

2. That a Certificate of Designation of Preferences, Rights and Limitations of Series C Non-Voting Convertible Preferred Stock (the "Certificate") was filed by the Corporation with the Secretary of State of Delaware on December 9, 2025 and the Certificate requires correction as permitted by Section 103 of the DGCL.

3. The inaccuracy or defect of the Certificate to be corrected is the Floor Price (as defined in Section 6(b) of the Certificate). Due to a clerical error, the Floor Price was stated to be $0.45 per share and the corrected Floor Price is $0.39 per share.

4. The sentence in Section 6(b) of the Certificate where the term of "Floor Price" is defined is corrected to read as follows:

   Notwithstanding the foregoing, the Variable Conversion Price shall not be lower than $0.39 per share (the "***Floor Price***"), subject to adjustment as provided herein.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by duly executed by its Chief Executive Officer on December 10, 2025.

TIVIC HEALTH SYTEMS, INC.

By: /s/ Jennifer Ernst
Name: Jennifer Ernst
Title: Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:29 PM 12/10/2025
FILED 01:29 PM 12/10/2025
SR 20254826339 - File Number 5976896